UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest reported event): March 31, 2010

POSTROCK ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 001-34635

DELAWARE	27-0981065
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73102 (Zip Code)
Registrant’s Telephone Number, including Area Code: (405) 600-7704
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective March 31, 2010, the Board of Directors of PostRock Energy Corporation (“PostRock”), upon the recommendation of the Compensation Committee, adopted the PostRock Energy Corporation Management Incentive Program (the “Bonus Plan”) for the benefit of certain of its employees. The Bonus Plan designates a group of employees who may be eligible to receive cash awards under PostRock’s 2010 Long-Term Incentive Plan and establishes performance goals related to such cash awards. All of PostRock’s current executive officers participate in the Bonus Plan. The performance goals under the Bonus Plan for 2010 (with target weight) for executive officers consist of goals related to health, safety and environmental measures (10% in the aggregate), production (20%), lease operating expense (25%), refinancing strategic initiatives (20%) and acquisition activity (25%). Target bonuses payable for 2010 for each of David Lawler, Jack Collins and Tom Saunders are 50% of base salary and for each of the other executive officers is 35% of base salary. The maximum bonus equals approximately two times the target bonus. There are different performance criteria for non-managerial/non-professional staff and managerial/professional staff.
     A proposed cash award may be reduced or totally eliminated in the discretion of PostRock’s Chief Executive Officer or the Compensation Committee of the Board of Directors. Neither the Chief Executive Officer nor the Board of Directors has the ability to increase the amount of a cash award.
     A copy of the Bonus Plan is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
The exhibit to this report filed pursuant to Item 5.02 is as follows:

Exhibit No.	Description
10.1	PostRock Energy Corporation Management Incentive Program

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSTROCK ENERGY CORPORATION
By:	/s/ Stephen L. DeGiusti
Stephen L. DeGiusti
General Counsel and Secretary

Date: April 6, 2010

Index to Exhibits

Exhibit
Number	Description
10.1	PostRock Energy Corporation Management Incentive Program